United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: February 26, 2007
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission File No.)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On February 26, 2007, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended February 2, 2007, and hosted a conference call to discuss the financial results for the quarter ended February 2, 2007. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press release dated February 26, 2007, announcing financial results for the quarter ended February 2, 2007
99.2	Transcript of conference call held on February 26, 2007

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2007

Applied Signal Technology, Inc. (Registrant)
By:	/s/ Gary L. Yancey Gary L. Yancey, Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press release dated February 26, 2007, announcing financial results for the quarter ended February 2, 2007
99.2	Transcript of conference call held on February 26, 2007

Exhibit 99.1

Applied Signal Technology, Inc.
Announces First Quarter Operating Results

Sunnyvale, CA. February 26, 2007 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the first quarter of fiscal year 2007 ended February 2, 2007.

New orders received during the first quarter of fiscal year 2007 were $39,149,000, up 19% when compared to fiscal year 2006 first quarter new orders of $33,006,000.

Revenues for the first quarter of fiscal year 2007 were $43,544,000, compared with revenues of $33,553,000 recorded during the first quarter of fiscal year 2006 representing a 30% increase. The increase in revenues is due to our ability to recognize approximately $4.5 million of pre-contract costs incurred during the fourth quarter of fiscal 2006 and to increased revenue generation of approximately $4 million from our engineering development programs and approximately $1.5 million from the sale of our products. Pre-contract costs represent costs incurred in anticipation of specific expected future contract awards and costs incurred in connection with ongoing contracts for which contract modifications have not been defined. Pre-contract costs are recorded on the balance sheet as a component of prepaid and other current assets until the contract award or modification is received.

Operating income for the first quarter of fiscal year 2007 was $3,140,000, compared with operating income of $2,526,000 recorded during the first quarter of fiscal year 2006. The increase in operating income is primarily due to increased revenue generation.

Net income for the first quarter of fiscal year 2007 was $1,863,000, or $0.15 per diluted share, compared with net income of $1,312,000, or $0.11 per diluted share, recorded during the first quarter of fiscal year 2006. The increase in net income is due to increased revenue generation and to a reduction in our estimated effective tax rate. Our effective tax rate for fiscal year 2007 is estimated to be 44.0%, compared to an effective tax rate of 52.9% at the end of fiscal 2006. The anticipated decline in our fiscal 2007 effective tax rate is due to a projected decrease in our fiscal 2007 non-deductible stock-based compensation expense as a percentage of our taxable income; and due to projected increases in our tax-exempt interest related to certain short-term and long-term investments.

Regarding the first quarter operating results, Mr. Gary Yancey, President and Chief Executive Officer of the Company, commented, “I am pleased with our order flow in the first quarter. For the past few years, our first quarter bookings have been a bit more erratic with respect to total year’s bookings than had been our historical experience. I believe part of this is because we have more opportunities on larger and longer-term projects which are not so tightly coupled to the U.S. Government fiscal year.”

“Along with the good first quarter rate of orders, we also have high proposal activity going into the second quarter. Many of these proposals are for competitive procurements so there is a probability associated with an award; however it is healthy for the Company that we are getting these opportunities.”

Mr. Yancey concluded with, “As we have continually said since fiscal 2002, the U.S. Government’s demand for Intelligence, Surveillance and Reconnaissance (ISR) continues to be strong. Our experience has shown that we can grow the Company during an era of strong demand for ISR solutions.”

The Company will host a conference call on February 26, 2007 to discuss first quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on February 26, 2007 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links’ Vcall Website, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology’s products and services visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expected. Statements as to the Company’s future orders for additional equipment; high proposal activity leading to potential order opportunities; and the U.S. Government’s demand for Intelligence, Surveillance and Reconnaissance (ISR) are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2006. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Statements of Income
for the Periods Ending February 2, 2007 and January 27, 2006
(in thousands, except per share data)

	——— Three Months Ended ———
	February 2, 2007	January 27, 2006

Revenues from contracts	$43,544	$33,553
Operating expenses:
Contract costs	28,860	22,068
Research and development	3,585	3,589
General and administrative	7,959 --------	5,370 --------

Total operating expenses	40,404 --------	31,027 --------

Operating income	3,140	2,526
Interest income/(expense), net	160 --------	22 --------

Income before provision
for income taxes	3,300	2,548
Provision for income taxes	1,437 --------	1,236 --------

Net income	$1,863 ======	$1,312 ======

Net income per share — basic	$0.16	$0.11
Average shares — basic	11,973	11,617

Net income per share — diluted	$0.15	$0.11
Average shares — diluted	12,171	11,919

Applied Signal Technology, Inc.
Condensed Balance Sheets
(in thousands)

	February 2, 2007	October 31, 2006

Assets
Current assets:
Cash, cash equivalents, and short term investments	25,391	29,845
Accounts receivable	45,259	40,579
Inventory	9,756	6,078
Refundable income tax	647	647
Other current assets	7,848 ----------	12,306 ----------
Total current assets	88,901	89,455
Property and equipment, at cost	58,617	58,311
Accumulated depreciation and amortization	(42,641) ----------	(41,496) ----------
Net property and equipment	15,976	16,815
Goodwill	19,964	19,964
Intangible assets	2,270	2,270
Less accumulated amortization	(1,171) ----------	(1,010) ----------
Intangible assets, net	1,099	1,260
Long-Term Deferred Tax Asset, net	5,724	5,455
Long Term Investment	3,107	2,802
Other assets	869 ----------	781 ----------
Total assets	$135,640 ========	$136,532 ========
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable, accrued payroll and benefits	$15,042	$19,097
Notes payable	1,429	1,429
Income taxes payable	—	—
Other accrued liabilities	1,721 ----------	1,741 ----------
Total current liabilities	18,192	22,267
Long-Term Liabilities:
Long-Term notes payable	6,309	6,786
Other Long-Term liabilities	1,855 ----------	1,849 ----------
Total Long-Term liabilities	$8,164	$8,635
Shareholders’ equity	109,284 ----------	105,630 ----------
Total liabilities and shareholders’ equity	$135,640 ========	$136,532 ========

Exhibit 99.2

Applied Signal Technology, Inc.
First Quarter 2007 Earnings Conference Call
2/26/2007, 5:00 PM

PARTICIPANTS:

Gary Yancey – President and CEO
Jim Doyle – CFO

Operator:

Greetings ladies and gentlemen, and welcome to the Applied Signal Technology First Quarter 2007 Earnings Conference Call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Gary Yancey, President and Chief Executive Officer of Applied Signal Technology. Thank you Mr. Yancey, you may begin.

Gary Yancey – President and CEO:

Thank you Ryan, and I also welcome everybody to the conference call. We will follow the format that we typically do. I have Mr. Jim Doyle, our Chief Financial Officer, on the line as well, and I’ll turn it over to him to begin with, to just kind of recap the financial results. I’ll have a couple of comments and then we’ll open it up for questions. So with that, Jim, if you want to go ahead and recap the financials.

Jim Doyle – CFO:

Thanks Gary. Good afternoon everyone. Before I start, let me briefly review our Safe Harbor Statement. Our presentation today may contain forward-looking statements which reflect the Company’s current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in the Company’s recent 10-Qs and 10-K.

We’re pleased with our first quarter results. The orders received were 39 million, and increased 19% compared to the first quarter of fiscal 2006. Many of these orders were delivery orders under a recently-awarded indefinite delivery, indefinite quantity type contract, with one of our government agencies. We continue to believe that there is significant interest in intelligence by the U.S. Government to respond to the threat of terrorist activities in the war against terrorism. We also believe that our Company is well positioned to benefit anticipated spending.

Revenues for the first quarter of fiscal 2007 were 43.5 million, compared with revenues of 33.6 million reported for the first quarter of fiscal year 2006, representing a 30% increase. This increase in revenues is due to our ability to recognize approximately 4.5 million of pre-contract costs incurred during the fourth quarter of fiscal 2006, and to increased revenue generation of approximately 4 million from our engineering development programs, and approximately 1.5 million from the sale of our products.

Operating income for the first quarter of fiscal 2007 was 3.1 million, compared with operating income of 2.5 million reported during the first quarter of fiscal year 2006. The increase in operating income is primarily due to increased revenue generation.

Our net income for the first quarter of fiscal year 2007 was approximately 1.8 million, or $0.15 per diluted share, compared with net income of 1.3 million, or $0.11 per diluted share, recorded during the first quarter of fiscal '06. The increase in net income is due to increased revenue generation and to a reduction in our estimated effective tax rate. Our effective tax rate for fiscal 2007 is estimated to be 44%, compared with our effective tax rate of 52.9% at the end of fiscal year 2006. The anticipated decline in our fiscal 2007 effective tax rate, is due to a projected decrease in our fiscal 2007 non-deductible stock based compensation expense as a percentage of our taxable income, and due to projected increases in our tax exempt interest related to certain short-term and long-term investments.

I’d like to briefly review the balance sheet now. The combined cash and investment balances at February 2, 2007, were 28.5 million, a decline of approximately 4 million compared to the same balances at October 31, 2006. The decline was due to the payment of accrued bonuses to our employees, payment of accruals to our vendors, and contract term limitations causing a delay in some of our billings. Accounts receivable totals were about 45.3 million. They are increased compared to year-end fiscal 2006, due to contractual limitations, which did cause these delays in our billings.

The inventory balance at February 2, 2007, was approximately 9.8 million, compared to approximately 6.1 million at October 31. The reason for this growth was due to unfavorable indirect rate variances of approximately 2.7 million, and the growth in raw materials and work-in-process of approximately 1.0 million.

Prepaid and other current assets including pre-contract or at-risk costs of about 2.6 million. Current liabilities are down about 4 million dollars, to 18 million, due to payments of accrued bonuses and payments to our vendors during the first quarter.

Just as a reminder, we paid dividends of approximately 1.5 million during the first quarter of fiscal 2007, and we plan to continue to pay an annual dividend of $0.50 per share payable on a quarterly rate, $0.12.5 per quarter.

So that briefly summarizes our financial results, and I’ll turn it back over to Gary and we’ll proceed from there.

Gary Yancey – President and CEO:

Okay. Thank you Jim. It’s been kind of an interesting phenomena over the last couple, three years, where we seem to see higher bookings in the first quarter than was the more typical trend in years past. I believe that that has to do with ________ (blank in dictation) that were more typical for the Company in times past. So that is just a bit of an interesting new phenomena, which makes it a bit difficult to trend exactly where the Company’s going. But as I said in the press release, we are definitely seeing in our marketplace a need for, and the intent, to keep investing outside the U.S. Government and ISR, or Intelligence, Surveillance, Reconnaissance, and as a supplier of solutions, signal processing solutions, for ISR, we have always been able to grow at a time of demand for these kind of solutions. So I still think that we have a marketplace that we can continue to grow in. And with that, I guess there’s probably not much else to add, and so what I would do then is open it up for questions.

Operator:

Sure. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. All lines continue to be in a listen-only mode. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. To remove your question from the queue, please press *2. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys.

Our first question comes from the line of Michael Lewis of CBNT Capital Markets.

<Q>: Good morning guys, or good afternoon. How are you?

<A>: Pretty good Mike. How are you?

<Q>: Okay. I’m doing well, thanks. Hey Gary, with regards to some of these longer-term programs, what’s the typical term that you’re seeing on these contracts? In other words, you discussed this IDIQ in the prepared remarks a few minutes ago. Where are you in that type of contract? And what’s the term that you’ll have that contract? Over the next few years? Or is this something ends in the next year or two?

Gary Yancey – President & CEO:

That particular contract is a 3-year term and its orders will be of different lengths. I think we’re seeing on average that it’s probably more typically an 18 month type program. If you look average across the backlog, 15 to 18 months for the Company. And of course as you’ve seen the products sales, which are the quicker term turns and they’re also the ones that are more tied into the government budget cycle in terms of when the orders are released, the product sales are a lower percentage of our revenue these days than a few years back. And so that’s what I think what I’m referring to when I’m seeing the trending.

<Q>: So if you think back 3 or 4 years, were you seeing some of these terms closer to 9 to 12 months?

Gary Yancey – President & CEO:

Yeah, probably that would have been a… You know, at least 12 months would have probably been an average I would have used then Mike.

<Q>: Okay. And I’ll just ask one more question and get back in the queue. Gary, can you talk to us a little bit about the current spending trends that you’re seeing at your largest customer? In other words, have you noticed any bottlenecks with regard to awards? And with regard to your expectations, when do you think more product sales might start to move through? Would it be in the next quarter? Two quarters? Three quarters? I’m just wondering if you could talk about that for a few minutes.

Gary Yancey – President & CEO:

Well, okay. To answer the first question, I don’t believe we’re seeing bottlenecks with our customers in terms of spending and placing orders. What we tend to see is constant latency compared to what we would have anticipated and therefore hoped for. I mean it just seems quite typical that awards come out later and not earlier than their original plan. In terms of getting back to more product sales, I’m not sure how much we’ll ever swing back to more products… a larger percentage of product sales. I mean, it may be more running around 15% right now of our revenue. And that could get up to 20%, might even to get to 25%. It would depend a little bit on whether or not some opportunities with the military come to fruition because there, I think, we would get a higher volume of product sales. But as we move, as we keep growing and we move into more of the systems development and bigger programs, that side of course is moving away from the product sales. So we tend to not guide people to think that we’d ever get back to being close to like a 40-50% of revenue in product sales, but thinking in this 15-20% range is probably more appropriate.

<Q>: Thank you.

Operator:

Our next question comes from the line of Miles Walton with CIBC World Markets.

<Q>: Thanks. Good afternoon Gary and Jim.

<A>: Hi Miles.

<Q>: Jim, you mentioned the tax rate in the last quarter you thought was going to stay elevated 48-50% in FY '07. I guess what changed? Have you taken a look at a comp structure or have the tax rules changed?

Jim Doyle – CFO:

There were a couple… There were several things that drove it Miles, to bigger items. One was that we have a significant portion of our short-term and long-term investments in municipal securities that are tax-exempt. And so that’s helping to lower the tax rate. And then the other thing that helps to lower it significantly was this projected decrease in the non-deductible stock-based compensation expense as a percentage of our total capital income.

<Q>: Okay. But the actual number didn’t change? Just your projection of the percentage?

Jim Doyle – CFO:

Correct.

<Q>: Okay. And could you give me an update, Gary, on the Airborne Comet Platform? I think you’re approaching some milestone in the January timeframe? Just curious where that is with respect to test flights and also customer confidence.

Gary Yancey – President and CEO:

Right. The acceptance has been delayed some. There’s been an issue, a technical issue that has arisen that there’s a fix for, but the fix will take a little bit of time. So the final acceptance test has been postponed some. We’ve had some pretty successful technical flights and calibration flights and we’re feeling pretty good about the program. But final customer acceptance of the first platform is probably slipped out a couple, three months.

<Q>: Okay. Does acceptance then proceed into significant order activity on that? Is that the right way to think about it? Or is there a development period that would continue on?

Gary Yancey – President and CEO:

No actually it turns out that isn’t the right way to think about it. We’re already starting to outfit the second platform and a third platform is waiting. And then we’re actually running many things in parallel. We’re in parallel in development for yet another platform developing a different system for that, and starting to look at yet a third pack of platforms. So the acceptance…

<Q>: It isn’t holding anything…

Gary Yancey – President and CEO:

It definitely isn’t holding anything up although we would like to have success in the field with the program, of course. And so that’s being held up until final acceptance.

<Q>: Okay. And backlog at the end of the quarter, Jim. Was that about 100 million?

Jim Doyle – CFO:

Yes Miles. It’s, let’s see, a little bit over. I think it’s 101 million. Yeah. About a 101 million. Yep.

<Q>: Okay. I mean as you look out, you in sense paid, I mean the bookings, the sales grosses certainly are attractive and the bookings were reasonably strong. But do you have to have book to bill at some point over one? Is the order be really picked up in Q2, the second half of the year?

Jim Doyle – CFO:

Yes, that’s what we’re seeing. There’s some good opportunities in the second quarter but it’s more likely the third or fourth quarter is when we’ll see good order flow.

<Q>: Okay. And then the last one and I’ll get out of the way. Given the pretty good volume in 1Q, I was a little surprised by the indirect weight variance. I think it was a 2…

Jim Doyle – CFO:

2.7 million.

<Q>: Could you just give us some color on that? Was it particular programs that were going a little lower, or…

Jim Doyle – CFO:

Actually it was slightly lower then the variance that we had planned. Last year through the first quarter the variance was about 3.4 million, unfavorable. And so we’re about 2.7. So we’re not on the up. We’re lower than we were last year, but we’re also lower then what we had planned for this fiscal year. The variance is also a concern and we have to work to absorb that and we’re going to do our best to try and do that here in the next 9 months.

<Q>: Okay. Great. Well thanks.

Operator:

Our next question comes from the line of Steve Levinson with Ryan Bank.

<Q>: Good afternoon, Gary and Jim.

<A>: Hey Steve.

<Q>: On the contracts that you talked about being larger, is that a function of your bidding them as a prime, or does it come from being a team member with a partner?

Gary Yancey – President & CEO:

Actually some of both Steve. But the larger ones that we’re going after, and I did mention in the press release, we’re having pretty high proposal activity right now… Some pretty heaving proposal activity, which also does contribute to that indirect rate bearings a little bit by the way. In those cases we are on a team and we are not the prime.

<Q>: So your margin is you expect will come in still at or better then it had in the past?

Gary Yancey – President & CEO:

I think they ought to be in the same range, margin wise, as we have in the past.

<Q>: Okay. Thanks. Second of all, on the FAS 123, the stock compensation expense. I guess last year it was a little bit over 4 million dollars 4.3 million. Can you tell us about where you think it’s going to come out?

Jim Doyle – CFO:

Its very similar Steve. The Q1 '07 stock comp expense was about 1.1 million, and our estimate for '07 is up 4.4 million.

<Q>: Okay. Thank you. Do you expect the R&D level to stay at this rate? Or do you think it’s going to go a little bit higher with these new programs you’re talking about?

Gary Yancey – President & CEO:

Well, the programs don’t drive as much. Actually one of the reasons the R&D is running at a little lower percentage then our typical target is that we needed to be staffing the programs and so we’ve been trading staff, I mean basically trading off the internal R&D for making sure we stay staffed properly on the programs so that we’re getting program performance. And right now the intent is still to be targeting the normal R&D expenditures on the order of 10-12% revenue.

<Q>: Okay. So that leads into the next question as far as hiring people and finding qualified, cleared new hires. How’s that going?

Gary Yancey – President & CEO:

It’s kind of the same investment that it always has been. I mean, you know, clearances are always a premium. They don’t have to be cleared… Everybody doesn’t have to be cleared when we bring them in. We can parcel out our programs and have the portion of the development team worked on in an unclassified sense. But, you know, we’re able to hire and meet the requirements, but it’s always, you know, a fair amount of investment at times, which is money and money.

<Q>: Okay. So how many people are you looking to hire going forward?

Gary Yancey – President & CEO:

Well, I think we’re probably filled and I think its about 67, isn’t it Jim?

Jim Doyle – CFO:

Yes. That’s the right range, Gary.

<Q>: Thank you very much.

Gary Yancey – President & CEO:

Thank you, Steve.

Operator:

Our next question comes from Jim McElrey with C.E. Elseberg.

<Q>: Thank you. On those large IDIQ, how much is left on that?

Jim Doyle – CFO:

I can answer that Gary. There’s… It’s approximately a 45 million dollar order… Excuse me, a 45 million dollar threshold ceiling. We’ve received orders in the first quarter of about 20 million dollars.

<Q>: Okay. And then it’s likely that they would re-up that once you hit the ceiling?

Gary Yancey –- President & CEO:

Well they can increase the ceiling if they want. We believe that they can do that. We’ve had an IDIQ contract. Our Airborne program is 165 million IDIQ contract, and what we’ve experienced on that is the previous one prior to this new one that was cut about a year ago. It was awarded about a year ago. It grew from on the order of a 40 million dollar ceiling up to about 85 before they finally started a new contract. Different customer, but we think that there could be some growth room in the ceiling with this customer as well.

<Q>: Okay. And are the contracts getting larger also because of the DTI acquisition? Does that have much to do with it?

Gary Yancey – President & CEO:

No, I think its just the company in general and some emphasis over pricing. Then it is also with technology that was brought in with that acquisition as well as some of the senior staff that was brought in, has positioned us better to go after some of the larger programs. And one of the things we’re doing is we’re making sure that the large prime contractors understand us well and understand where we can be a resource, and so that we can get more opportunities on these bigger programs.

<Q>: Okay. And just two more. We haven’t heard about the JTWR in a long time. Is that something we should just take off our monetary list forever?

Gary Yancey – President & CEO:

No. There’s a permit that special operations trend calls Ground SIGINT Kit 2. And that’s kind of where that, what was JTWR has evolved. And whether that’s just been a renaming or how it’s evolved. And we thought that that was supposed to be a procurement this year. And it’s for many 10s of units. And we don’t know if the procurement would be for many all the units to begin with. We don’t know if it’s going to happen this year. But it’s definitely not off of the radar screen, so to speak. It’s just not called the Joint Threat Warning Receiver any more.

<Q>: And can you give an update on the Texas operations?

Gary Yancey – President & CEO:

They’re in tests now, but not final tests. I mean things are coming together on the unit that we’re investing in, and the intent is still in late spring, early summer, to have full demonstration of the product.

<Q>: And assuming that goes well, when would you be able to book revenue?

Gary Yancey – President & CEO:

We think we can book orders right towards the end of this fiscal year. And some of the opportunities we have, that would be about the earliest that they would come to fruition. And of course, for them to come to fruition we need to have a demonstration and, of course, a successful demonstration.

<Q>: Right. Right. Okay. Thank you.

Operator:

Our next question comes from the line of David Gremith with Thomas Weisel.

<Q>: Thanks. Good evening.

<A>: Hi David.

<Q>: The 39 million of orders in the quarter. Can you give us any color on how much of that was competitive, you know, versus sole source? And you know, can you maybe talk about your win rate generally speaking as competitive opportunities?

Gary Yancey – President & CEO:

Most of it was sole source.

Jim Doyle – CFO:

Yes. In the first quarter, David, I agree with Gary. Most of it was sole source. I don’t have the exact percentage but I’d say almost close to 100%. I don’t know of any competitive ones that we won in the quarter.

Gary Yancey – President & CEO:

Some of the proposal activity right now is for larger competitive programs, but, you know, we’re just down to proposal phase.

<Q>: Is this… Well you mentioned that this, you know, what had been the joint threat warning receiver. Can you maybe touch on your two or three largest competitive opportunities over the next year or so?

Gary Yancey – President & CEO:

Well we have Clandestine System opportunity that we’re in the proposal phases on right now. We have a direction finding opportunity that the proposal is being evaluated at this time, and would be a good sized award and would have follow on that. There’s Ground SIGINT Kit that I referred to will be coming up and we believe we’ll be competitive. We think we’ll have an opportunity, we’re not sure when it’s going to come out, but an opportunity to bid on a Guardrail upgrade which of course would be competitive.

<Q>: Would this all be '07 timing?

Gary Yancey –- President & CEO:

Yeah. The Guardrail one might be the questionable one, but yeah, '07 is definitely the timing that we’re looking at for the ones I just mentioned. And right now the thought on Guardrail is '07 as well. But those are the kinds of programs that tend to slip to the right.

<Q>: Right. Okay. And Jim, the contract mix. Was the cost like around 85% in the quarter?

Jim Doyle – CFO:

Bring it down a little more specifically, David. Costs reimbursable contracts were approximately 76%. Time and material contracts were about 6%. And then fixed price were about 18%.

<Q>: Okay. And then last one. I think you gave us enough us that we can pretty close, but what was the operating cash flow in the quarter, and if you have the cap ex, I’d take that to?

Jim Doyle – CFO:

Sure. Operating cash flow declined about 4 million dollars. And then cap ex spending, it was around 1.5 million.

<Q>: Okay. Thanks very much.

Jim Doyle – CFO:

You bet Dave.

Operator:

Our next question comes from the line of Jordan Roberts with Jeffries & Company.

<Q>: Hi guys.

<A>: Hi Jordan.

<Q>: You guys have talked about a little bit on the costs. Generally speaking, in regards to this committee you set to look at longer-term opportunities, are you seeing a bigger opportunity for the Company then you were six months ago, other than expected?

Gary Yancey – President & CEO:

Um, better opportunity… You mean just growth opportunity in general?

<Q>: Yeah. I mean, you kind of facing it as very long-term view, but now it sounds like probably half of them have called…

Gary Yancey – President & CEO:

Yeah. I think we’re probably seeing better opportunities then six months ago. We were probably seeing some of these six months ago, but they were six months out. What we’re seeing now is that some of them are starting to come to fruition in terms of, you know, requests for proposals from the government customers and proposal activity, and also… Yeah, I would say emerging six months ago that things look better in terms of opportunity.

<Q>: Thanks guys. That’s all I’ve got.

Operator:

Our next question comes from the line of Chris McDonald with Kennedy Capital.

<Q>: Hi Jim and Gary.

<A>: Hi Chris.

<Q>: Another question on options expense. I’m a little surprised that it’s going to maintain at this high level. And just relative to your peers, certainly it’s much higher. I understand there’s some geographic reasons for that. But maybe you could just comment on why you feel that this level of option expenses is appropriate or necessary for the Company.

Jim Doyle – CFO:

Sure. One of the things you that you’ve got to remember Chris, is that we did not accelerate the vesting of incentive stock options that were granted prior to the option of FAS 123R. So there is some overhang from prior grants. So that’s going to run through. If we continue with our current employee stock purchase plan offering, we do believe that the combination of both the stock options, or excuse me, restricted stock. We’re granting restricted stock now instead of stock options or non-qualified stock options. So that will help to lower the expense in the future, as well as lower the amount of shares that we could loose. And then on the employee stock purchase plan, we’re looking at that closely on how to proceed with that going forward.

<Q>: Are there, I mean, when would you expect to have a decision on these, the employee stock purchase price. I know there’s definitely some opportunity there to drive options expense out by eliminating, I think there’s overtax provision or reset provision.

Jim Doyle – CFO:

Reset provision. We’re going to be re-evaluating that in the Board meeting in a couple of weeks.

RECORDING ENDS